SERVICING AGREEMENT

This Servicing Agreement is entered into as of June 24, 2015, by and between Statebridge Company, LLC with an office at 5680 Greenwood Plaza Blvd., Suite 100, Greenwood Village, Colorado 80111 ("Servicer"), and Vertical Capital Income Fund with an office at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788 ("Investor"). Each of Servicer and Investor may be referred to herein as a "Party" to this Agreement (as defined herein).

WHEREAS, Investor and/or its Affiliates (as defined herein) may request that Servicer provide Services (as defined herein) and Servicer desires to provide such Services.

THEREFORE, in consideration of the mutual agreements below, and intending to be legally bound, the parties agree:

1.	DEFINITIONS

(1.1) "Affiliate" means, (i) with respect to Investor, any entity that controls, is controlled by, or is under common control with Investor (or its trustee or beneficiaries, if Investor is a trust) or any trust sponsored by Investor or any of its other Affiliates and (ii) with respect to Servicer, any entity that controls, is controlled by, or is under common control with Servicer. For purposes of this Agreement, "control" means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(1.2) "Agreement" means this Servicing Agreement, the Exhibits hereto, any Transaction Addendum, and any duly executed amendments thereto.

(1.3) "Confidential Information" includes (i) all information, including Intellectual Property, related to the business of Servicer or Investor and any of their respective Affiliates, clients and other third parties, to which Servicer or Investor has access, whether in written, graphic or machine-readable form, in the course of or in connection with providing the Services; (ii) all notes, analyses and studies prepared by Servicer or any of its Representatives, during the term of this Agreement or anytime thereafter, incorporating any of the information described in Article 4 ("Non-Disclosure"), and (iii) the terms and conditions of this Agreement.

(1.4) "Servicing Fee" means the fee for Services as specified in the relevant Transaction Addendum.

(1.5) "Effective Date" means (i) generally, the date first stated above and (ii) with respect to any Transaction Addendum, the date on which Servicer executes such Transaction Addendum, as set forth thereon.

(1.6) "Intellectual Property" means all (i) patents, patent applications, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (iv) databases, trade secrets, know-how and other confidential information, (v) waivable or assignable rights of publicity and (vi) waivable or assignable moral rights.

(1.7) "Representatives" means Servicer's or Investor's officers, directors, employees, agents and subcontractors (and their employees).

(1.8) "Services" means all services to be provided by Servicer to Investor under the express terms of this Agreement (including, without limitation, the services to be provided under Article 2 ("Services") hereof) and Work Product.

(1.9) "Transaction Addendum" means each duly executed addendum to this Agreement, the form of which is attached hereto as Exhibit A.

(1.10) "Work Product" means all works, materials, software, documentation, methods, apparatus, systems, designs, improvements, inventions, user interfaces, processes, formulae, products or future products, plans, devices, enhancements, refinements or works of authorship and the like (and all tangible embodiments thereof) created by, conceived, originated, prepared, developed, conceived, or delivered by Servicer, either individually or jointly with others (whether or not patented, patentable, copyrighted or copyrightable), directly or indirectly useful in any aspect whatsoever in the business of Servicer as part of or in connection with the Services; provided, that nothing shall be considered "Work Product" as such term is used in Section 5.1 ("Work Product"), Section 9.4 ("Effect of Termination") or Section 14.6 ("Nonexclusivity") hereunder that Investor or any third party could develop independently of Servicer's Intellectual Property or other Confidential Information (including but not limited to such Intellectual Property and Confidential Information as may be created or developed during the term of this Agreement but separate from Servicer's provision of Services hereunder).

2.	SERVICES

(2.1) Services. Servicer will perform and deliver Services in accordance with the specifications and requirements as set forth herein and in each Transaction Addendum. Except as otherwise provided in Sections 9.3 ("Termination for Convenience"), 10.4 ("Limitation of Liability") and 14.1 ("Assignment"), if any of the terms or conditions of this Agreement conflict with any of the terms or conditions of any Transaction Addendum, the terms or conditions of such Transaction Addendum will control solely with respect to the Services covered under such Transaction Addendum.

(2.2) Affiliate Services. All Affiliates of Investor may request Services and execute Transaction Addendum under this Agreement. Other than with respect to termination pursuant to Section 9.2 ("Termination for Cause"), for purposes of such Transaction Addendum, each Affiliate shall be considered Investor as that term is used throughout this Agreement.

(2.3) Technical Direction. Servicer will report to and receive technical direction only from such Investor employees or officers as may be listed in the applicable Transaction Addendum or as may be designated from time to time by Investor or the applicable Affiliate.

(2.4) Servicer's Personnel. The Services will be performed by Servicer's Representatives or subcontractors. Servicer may assign or subcontract to another entity or person any of the Services to be performed hereunder. Servicer will remain fully liable for the acts and omissions of its agents and subcontractors as if performed by Servicer. Notwithstanding the foregoing, however, if Servicer’s agents or subcontractors reside at the location of the Investor and are subject to general oversight of the Investor, Servicer shall not be liable for the acts or omissions of such persons.

(2.5) Removal of Personnel. Servicer will maintain staffing levels and continuity of personnel consistent with its obligation to perform the Services. In the event that Servicer provides replacement Representatives for any reason, Servicer will not charge Investor for the number of hours required to train the replacement until such Representatives are familiar with the particular project, so that such replacement Representatives are capable of performing the Services in accordance with this Agreement. Notwithstanding the foregoing, however, if Servicer’s agents or subcontractors reside at the location of the Investor and are subject to general oversight of the Investor, and such staff is terminated at the request of the Investor, Servicer shall not be responsible for training expenses.

3.	REPORTS

(3.1) Responsibility for Information. Investor agrees that Servicer will not be held responsible for inaccurate or incomplete data provided by Investor or a servicer or master servicer, or obtained by Servicer from a reputable public source (which source has been identified to, and not objected to, by Investor) through commercially reasonable efforts. Servicer shall be entitled to rely in good faith on any document or file of any kind prima facie properly executed and submitted pursuant to this Agreement.

(3.2) Reports Offered by Servicer. Servicer will provide to Investor certain monthly reports mutually agreed to between the Parties relating to the performance of the loans and any other pertinent issues involving the pool of loans allocated to Servicer pursuant to a Transaction Addendum (“Pool”). These reports will be delivered to Investor at the address set forth in Section 14.2 ("Notices") of this Agreement and will be prepared by Servicer in accordance with customary industry standards.

4.	NON-DISCLOSURE

(4.1) Restrictions. Each Party will keep the Confidential Information confidential. Each Party may disclose the Confidential Information to its Representatives who have a need to know such Confidential Information solely in connection with this Agreement. Each Party will cause such Representatives to comply with this Agreement and will assume full responsibility for any breach of this Agreement by any such Representatives. Each Party agrees that it will not transfer or disclose any Confidential Information or Intellectual Property of the other Party to any third party without the other Party's prior written permission and without such third party having a contractual obligation (consistent with this Article 4 ("Non-Disclosure")) to keep such Confidential Information confidential. Each Party agrees that it will not use any Confidential Information for any purpose other than to effect the terms of this Agreement.

(4.2) Nonpublic Personal Information and Foreign Data Protection. For purposes of compliance with (i) Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act") or any successor federal statute to the Act, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) the European Commission Data Protection Directive (95/46/EC) or Data Protection Act 1998 or any implementing or related legislation of any member state in the European Economic Area (the "Data Protection Laws") and (iii) any other applicable laws concerning personal information, Servicer will comply with the terms and conditions set forth in Exhibit B attached hereto.

(4.3) Exclusions. Neither Party will be prohibited from using information that: (i) is obtained by such Party from the public domain without breach of this Agreement and independently of such Party's knowledge of any Confidential Information; (ii) was lawfully and demonstrably in the possession of such Party prior to its receipt from the other Party without obligation of confidentiality; (iii) is independently developed by such Party without use of or reference to the other Party's Confidential Information; or (iv) becomes known by such Party from a third party independently of such Party's knowledge of the Confidential Information and, insofar as is known to such Party, is not subject to an obligation of confidentiality. Notwithstanding any other express or implied agreement, arrangement, or understanding to the contrary, Investor and Servicer agree that both Investor and Servicer (and their respective employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment of the transactions described herein and any fact relating to the structure of transactions that may be relevant to understanding such tax treatment, and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure, except to the extent confidentiality is reasonably necessary to comply with securities laws (including, where applicable, confidentiality regarding the identity of an issuer of securities or its affiliates, agents and advisors).

(4.4) Legal Requirements. If either Party is requested or required to disclose any of the other

Party's Confidential Information, Intellectual Property, or Work Product under a subpoena, court order, statute, law, rule, regulation or other similar requirement (a "Legal Requirement"), such Party will, to the extent not precluded by law and if practicable, provide prompt notice of such Legal Requirement to such other Party so that such other Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such other Party is not successful in obtaining a protective order or other appropriate remedy and the Party that is requested or required to disclose the related Confidential Information is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if such other Party waives compliance with the provisions of this Agreement in writing, then the Party that is requested or required to disclose the related Confidential Information may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement.

(4.5) Disposition of Confidential Information on Termination or Expiration. Upon Investor's written request, either upon termination or expiration of this Agreement or otherwise, Servicer will return to Investor all copies of Confidential Information then in Servicer's possession or within its control. Alternatively, if directed by Investor, Servicer shall destroy such Confidential Information and an officer of Servicer will certify in writing to Investor that all such Confidential Information has been destroyed.

(4.6) Maintenance of Confidential Information. Notwithstanding the provisions of Section 4.5 ("Disposition of Confidential Information on Termination or Expiration") or any other provision of this Agreement, Servicer will not be required to delete or return electronic loan level personal information, provided that Servicer maintains such information archived in a secure and encrypted location and agrees to use such loan level information in a manner that does not violate any Data Protection Law.

5.	OWNERSHIP
(5.1)	Work Product.

(a) Servicer shall have exclusive title and ownership rights, including all Intellectual Property rights, throughout the world in all Work Product and Intellectual Property. This Section 5.1 ("Work Product") and the references incorporated herein shall survive the term of this Agreement.

(b) Investor agrees, and will cause its Representatives and Affiliates to agree, that nothing relating to the Services, or related to any Intellectual Property or Work Product, shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Investor automatically assigns, and shall cause its Representatives and Affiliates, as appropriate, to assign, at the time of creation and without any requirement of future consideration, any right, title, or interest it or they may have in any Work Product or Intellectual Property, including any patent applications, patents, copyrights, or other Intellectual Property rights. Upon request of the Servicer, Investor shall take such further action, and shall cause its Representatives and/or Affiliates to take such further action, including the execution and delivery of instruments of conveyance, as the Servicer reasonably may deem appropriate to give full and proper effect to such assignment. This section shall survive the term of this Agreement.

(c) All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Services, and the goodwill associated therewith, whether by Servicer or third parties, inures and will inure to the benefit of Servicer. Servicer hereby grants Investor and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, distribute and display any Work Product so as to enable the full use and/or benefit of the Work Product, provided that Investor or its Affiliate obtains the prior written consent of the Servicer for any use contemplated by this Section 5.1(c), which consent shall not be unreasonably withheld. The license granted by this Section 5.1(c) shall survive by one (1) year any termination of this Agreement or any Transaction Addendum.

6.	SERVICING FEES

(6.1) Servicing Fees. Servicing Fees will be as set forth in the applicable Transaction Addendum covering such Services and shall be payable as set forth therein.

(6.2) Taxes. Servicer will be solely responsible for and Investor will not owe any applicable sales or use tax and all Servicing Fees stated in any Transaction Addendum are deemed inclusive of all forms and types of taxes in all jurisdictions. In no event will Investor owe any taxes attributable to Servicer's income.

(6.3) Expenses. Servicer shall be entitled to periodically deduct its allowable expenses related to the Services from custodial and REO accounts and will provide Investor with documentation evidencing all expenses.

(6.4) Advance Account. At least ten (10) days prior to the boarding date, Investor shall deposit with Servicer $0 for Servicer to use for advances made in the ordinary course of servicing Investor’s Loans (“Advance Account”). Such funds will be kept in a separate account and shall be used solely for Investor Loan advances. In the event that funds in the Advance Account are insufficient to pay the applicable advances in a given month, the provision of Section 6.5 below shall govern. In addition, in such situations, Investor will replenish such advance account, plus an amount equal to the month’s overage, by the 5th day after the next remittance date. Paries agree to re-evaluate need for Advance Account in 4 months from date of this Servicing Agreement.

(6.5) In the event that borrower payments and/or the Advance Account do not cover Servicer’s expenses, Servicer shall:

•	Provide Investor with a daily preliminary accounting of advances, both pending and actual;
•	Upon receipt, Investor shall remit funds to Servicer via bank wire within one (1) business day;
•	At month end, Servicer shall provide final documentation evidencing such expenses, showing whether a credit or debit exists;
•	Investor shall have 15 days to audit such documentation and shall be credited or invoiced as the case may be; and
•	Such amounts due shall be wired by the applicable party within one (1) business day.

As a part of Servicer’s fees, servicer shall be entitled to collect and retain income from the Loans including, late charges, insufficient fund fees, assumption fees, web and phone pay fees, and all other similar fees allowed by the applicable insurer/guarantor, state or federal regulations or approved by Investor.

(6.6) Past Due Payments. Notwithstanding anything to the contrary in this Servicing Agreement, in the event that servicing fees due to Servicer are more than 60 days past due, Servicer shall be entitled to one of the following, at Servicer’s election:

•	Retain through liquidation such number of Loans or REO assets whose with an estimated value as is equal or greater than the total amount of servicing fees due; or
•	Convert such number of Loans or REO assets with an estimated value as is equal or greater than the total amount of servicing fees due to Statebridge ownership.

7.	INDEPENDENT CONTRACTOR

(7.1) Independent Contractor. Servicer acknowledges that it is acting as an independent contractor, that Servicer is solely responsible for its actions or inactions, and that nothing in this Agreement will be construed to create an agency or employment relationship between Investor and Servicer or their respective Affiliates and Representatives. Servicer is not authorized to enter into contracts or agreements on behalf of Investor or to otherwise create obligations of Investor to third parties. Neither Servicer nor any of its Representatives are Investor employees for any purpose, including for: (i) federal, state or local tax, employment, withholding or reporting purposes; or (ii) eligibility or entitlement to any benefit under any of the Investor's employee benefit plans (including those that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies (collectively, "Benefit Plans"). Servicer agrees that all such Representatives will be informed that they are employees solely of Servicer, or its agent or subcontractor if applicable, and not eligible to participate in any Benefit Plan. Servicer agrees that Servicer is solely responsible for payment of all applicable workers' compensation, disability benefits and unemployment insurance, and for withholding and paying such employment taxes and income withholding taxes as required.

(7.2) Waiver and Indemnification. In the event that any federal, state or local government or administrative agency, or other regulatory or quasi-regulatory entity, or any court, determines that Servicer or any of its Representatives acted as an employee of Investor in performing Services, Servicer: (i) waives any and all claims that Servicer may have as a result of any such determination and acknowledges that Servicer agreed to render Services under this Agreement with the understanding that Servicer does not have any right or entitlement to any benefits or compensation; and (ii) will indemnify and defend the Indemnitee (as defined in Section 11.1) from and against any and all liabilities, costs, losses, damages and expenses (including reasonable attorneys' and reasonable experts' fees and expenses as well as interparty damages directly or indirectly caused by Servicer or third parties) and will reimburse such fees and expenses as they are incurred, arising out of or relating to such a determination in accordance with Article 11 ("Indemnification").

8.	TERM

(8.1) Term. This Agreement is effective as of the Effective Date and will continue until terminated in accordance with Article 9 ("Termination").

(8.2) Transaction Addendum. The Services will commence on the date set forth in each Transaction Addendum and continue thereafter as set forth in such Transaction Addendum, unless otherwise terminated earlier in accordance with the terms of such Transaction Addendum or this Agreement.

9.	TERMINATION

(9.1) Termination for Breach. If Servicer materially breaches this Agreement or any Transaction Addendum, and (i) such breach is incapable of cure, or (ii) with respect to such breaches capable of cure, Servicer does not cure such breach within sixty (60) days after written notice of such breach, Investor may terminate this Agreement or the relevant Transaction Addendum, as appropriate, upon written notice to Servicer. Any such termination of a Transaction Addendum or this Agreement will be without prejudice to any other rights and remedies that Investor or any Affiliate of Investor may have under this Agreement or at law or in equity.

(9.2) Termination for Cause. If Investor fails to make any payment as and when required to be made by Investor to Servicer pursuant to the terms of this Agreement, or otherwise materially breaches this Agreement, and the failure to make such payment or such breach continues for sixty (60) days after written notice of such failure to pay or after notice of such breach has been provided to Investor by Servicer, Servicer may terminate this Agreement upon written notice to Investor. If any Affiliate of Investor fails to make any payment as and when required to be made by such Affiliate to Servicer pursuant to the terms of any Transaction Addendum or this Agreement, or otherwise materially breaches the Transaction Addendum to which it is a party, and the failure to make any such payment or such breach continues for sixty (60) days after written notice of such failure to pay or such breach has been provided to Investor and such Affiliate by Servicer, Servicer may terminate this Agreement or such Transaction Addendum upon written notice to Investor and such Affiliate. Any such termination of a Transaction Addendum or this Agreement will be without prejudice to any other rights and remedies that Servicer may have under this Agreement or at law or in equity.

(9.3) Termination for Convenience. Investor may terminate this Agreement or any Transaction Addendum at any time upon electronically transmitted or written notice to Servicer, which termination shall be effective on the termination date that is specified in such notice. Servicer may terminate this Agreement at any time upon electronically transmitted or written notice to Investor, which termination shall be effective on the termination date that is specified in such notice (which termination date shall in no event be less than sixty (60) days after the date such notice is delivered to Investor). Notwithstanding anything to the contrary in this Agreement or any Transaction Addendum, in the event of any termination under this Section 9.3 ("Termination for Convenience"), Investor will be liable to make any payments which are due for work performed and for any deboarding or similar fees.

(9.4) Effect of Termination. Upon any termination or expiration of this Agreement or a Transaction Addendum, Servicer will: (i) deliver to Investor all then-completed reports (as described in Article 3 ("Reports") of this Agreement); (ii) collect any “de-boarding” and other fees as set forth in the applicable Transaction Addendum; (iii) repay all monies paid in advance in respect of the affected Services which have not been supplied; and (iv) work with Investor to ensure a smooth transition of Services to Investor or a third party; provided, that Servicer shall be under no obligation to transfer or divulge any Intellectual Property, Confidential Information or Work Product (except for Work Product that Investor is required to disclose to investors, that is reasonably required to be disclosed for additional servicing reporting or that it is required to disclose pursuant to securities laws or compliance regulations applicable to Investor, its beneficiaries or their direct or indirect owners).

10.	REPRESENTATIONS, WARRANTIES, COVENANTS AND LIMITATION OF LIABILITY
(10.1)	Performance.

(a) Servicer represents, warrants and covenants that all Services: (i) will be performed in accordance with Investor's commercially reasonable written instructions; (ii) will be performed to the best of Servicer's ability and in an effective, timely, professional and workmanlike manner; (iii) will be performed in material accordance with any specifications and documentation set forth in the relevant Transaction Addendum; and (iv) will comply, including the utilization thereof as contemplated hereunder, with all applicable laws, rules, regulations, orders of any governmental (including any regulatory or quasi-regulatory) agency and contracts, including financial, disclosure, import, export and encryption laws, as well as all applicable securities laws and compliance regulations and procedures of Investor.

(b) Servicer also represents, warrants and covenants that it is entering into this Agreement and the provision of the Services hereunder does not violate any other obligations it may have.

(10.2) Noninfringement. Servicer represents, warrants and covenants that: (i) it has and will have all rights, titles, licenses, intellectual property, permissions and approvals necessary in connection with its performance under this Agreement and to grant Investor the rights granted hereunder; and (ii) none of the Services nor the provision or utilization thereof as contemplated under this Agreement, do or will infringe, violate, trespass or in any manner contravene or breach or constitute the unauthorized use or misappropriation of any Intellectual Property of any third party.

(10.3) Litigation. There is no litigation pending or threatened, which, if determined adversely to Servicer, would adversely affect the enforceability of this Agreement, or the ability of Servicer to perform its obligations under this Agreement and the Transaction Addendum, or which would have a material adverse effect on the financial condition of the Servicer.

(10.4) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(10.5) Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY TRANSACTION ADDENDUM, IN NO EVENT WILL SERVICER OR INVESTOR OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, ANY CLAIMS BY INVESTOR AGAINST SERVICER WILL BE CAPPED AT THE TOTAL AMOUNT OF SERVICING FEES PAID TO SERVICER PURSUANT TO THIS AGREEMENT AND ANY APPLICABLE TRANSACTION ADDEMDUM. NOTWITHSTANDING THE FOREGOING, NO LIMITATION OR EXCLUSION OF INVESTOR’S OR SERVICER'S LIABILITY WILL APPLY WITH RESPECT TO ANY CLAIMS ARISING OUT OF OR RELATING TO ARTICLES 4 ("NON-DISCLOSURE"), 5 ("OWNERSHIP"), SECTION 7.2 ("WAIVER AND INDEMNIFICATION"), AND ARTICLE 11 ("INDEMNIFICATION") OF THIS AGREEMENT, OR ITS WILLFUL MISCONDUCT OR ANY CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE.

11.	INDEMNIFICATION

(11.1) Indemnification. Each Party, at its expense, will indemnify, defend and hold harmless the other Party and its Affiliates and any of their officers, directors, employees, agents, consultants and other representatives (collectively, the "Indemnitee") from all liabilities, costs, losses, damages and expenses of the other Party (“Indemnitor”) (including reasonable attorneys' and reasonable experts' fees and expenses as well as interparty damages caused by it or third parties) and will reimburse such fees and expenses as they are incurred, including in connection with any claim or action threatened or brought against the Indemnitee involving the rights or obligations of Indemnitor pursuant to this Agreement, or a Transaction Addendum (a) that result from the gross negligence, bad faith or willful misconduct hereunder or any Transaction Addendum, including but not limited to aggregation, analysis, compilation, reporting or transmission of information regarding the collateral under each applicable Transaction Addendum, (b) for the benefit of Servicer, that arise out of the actions of Investor, any prior servicer, prior subservicer, originator, prior owner of holder of applicable debt, or any successor of such, (c) actions brought by borrowers or affiliates of borrowers against Servicer, or (d) that involve third-party claims of infringement, violation, trespass, contravention or breach of any patent, copyright, trademark, license or other property or proprietary right of any third party, or constitutes the unauthorized use or misappropriation of any trade secret of any third party. Each party will promptly notify the other Party of any such claim or action and will reasonably cooperate in the defense of such claim or action, at such party's expense.

(11.2) Investor's Right to Participate. Indemnitor will have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise except that Indemnitee may in its sole discretion participate in the defense of any such claim or action at Indemnitor’s expense. Without limiting the foregoing, Indemnitee may not, without Indemnitor's prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Indemnitee from all liability arising out of such commenced or threatened claim or action; and (ii) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, any Indemnitee or otherwise adversely affect any Indemnitee. If Indemnitee fails to appoint legal counsel within ten (10) days after Indemnitor has notified Servicer of any such claim or action, or after Indemnitee becomes aware of such claim or action, whichever is earlier, Indemnitor will have the right to select and appoint alternative legal counsel and the reasonable cost and expense thereof will be paid by Indemnitee.

(11.3) Election of Remedy. If any Services or Work Product or any portion thereof becomes, or in Servicer's or Investor's reasonable opinion is likely to become, the subject of any such claim or action, then Investor may terminate the relevant Transaction Addendum with respect to such Services or require Servicer to: (i) modify the Services or Work Product or such portion thereof, to render same non-infringing (provided such modification does not adversely affect the utilization of such Services or Work Product or such portion thereof, as reasonably determined by Investor); or (ii) replace same with an equally suitable, functionally equivalent, compatible, non-infringing Services or Work Product as reasonably determined by Investor. If none of the foregoing is possible and if such Services or Work Product or such portion thereof, is found to infringe by a court of competent jurisdiction, Servicer or Investor will have the right to terminate the relevant Transaction Addendum with respect to such Services not yet performed or Work Product. Any termination of any Transaction Addendum by Investor under this Section 11.3 ("Election of Remedy") will be without prejudice to any other rights and remedies which Investor may have under this Agreement or at law or in equity.

12.	NO PUBLICITY

Without the prior written consent of Investor, which may be granted or withheld in its sole and absolute discretion, Servicer agrees not to disclose the identity of Investor or its Affiliates or any of their directors, officers, managers, employees, Servicers or agents as a customer or prospective customer of Servicer or the existence or nature of this Agreement. Without limiting the generality of the foregoing, Servicer will not use, in advertising, publicity or otherwise, the name of Investor or its Affiliates or any of their directors, officers, managers, employees, Servicers or agents or any trade name, trademark, service mark, logo or symbol of Investor or its Affiliates, without obtaining such prior written consent.

13.	INSURANCE

(13.1) Insurance Coverage. Servicer will, and will cause its approved subcontractors to, at their own cost and expense, obtain and maintain in full force and effect during the term of this Agreement, the insurance coverage for the Services in the minimum amounts and on the terms set forth in Exhibit C attached hereto or such other amounts as may be set forth in a Transaction Addendum.

(13.2) Insurance Certifications. Upon written request, Servicer will provide Investor with a copy of all relevant certificates of insurance including those of its subcontractors. All insurance required hereunder to be carried by Servicer (as well as any approved subcontractors or agents) will be with sound and reputable insurers.

(13.3) Claims. Servicer will promptly make a full written report to Investor as to all incidents or claims for damage arising from or in connection with: (i) this Agreement; or (ii) the discharge of Servicer's duties under this

Agreement or any Transaction Addendum. Servicer will cooperate fully with Investor and with any insurance carrier in the investigation and defense of all such incidents and claims, such obligation to survive the termination or expiration of this Agreement.

14.	GENERAL

(14.1) Assignment. Neither party will assign, as a result of a change of control (which will be deemed to be an assignment) or by operation of law or otherwise, its rights or obligations under (i) this Agreement or (ii) any Transaction Addendum, without the prior written consent, which consent will not be unreasonably withheld, of the other party and any attempt to do so without such consent will be null and void; provided, with respect to a change of control of Servicer, that Investor's withholding of any such consent shall be deemed to be reasonable only if any changes that are to be effected in connection with such change in control in key personnel of Servicer would have a material adverse impact on Servicer's ability to perform its duties and obligations under this Agreement or any Transaction Addendum. For purposes of this Section 14.1 ("Assignment"), "change of control" will mean the direct or indirect change in the ownership, operation or control of a party, whether resulting from merger, acquisition (including an acquisition of substantially all of the assets of such party), consolidation or otherwise. Notwithstanding the foregoing and anything to the contrary otherwise set forth in this Agreement, Investor may assign its rights or obligations under this Agreement to any of its Affiliates or to any entity that acquires all or substantially all of Investor's assets or that is otherwise a successor in interest to Investor. This Agreement will be binding upon the parties and their respective legal successors and permitted assigns.

(14.2) Notices. All notices to be given under this Agreement must be in writing, sent to the person and address designated below or to such other addresses as Servicer or Investor may designate in any Transaction Addendum or otherwise under this Section 14.2 ("Notices"), by certified mail (return receipt requested), overnight courier or personal delivery.

If to Servicer, to

Statebridge Company
5680 Greenwood Plaza Blvd., Suite 100
Greenwood Village, CO 80111

Attn: CEO
Email: kkanouff@statebridgecompany.com

If to Investor, to:

Mail:

Vertical Capital Income Fund

c/o Gemini Fund Services, LLC

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Attn: A. Bayard Closser

President, Treasurer and Trustee

Phone: 866-224-9320 xt. 4015

Fax 949-788-7729

Email: bclosser@verticalUS.com

Subject to Section 14.5 ("No Waiver by Conduct"), other notices may be given via facsimile or e-mail.

(14.3) Remedies. Servicer acknowledges that a breach of Article 4 ("Non-Disclosure") of this Agreement may result in irreparable and continuing damage to Investor for which monetary damages may not be sufficient, and agrees that Investor will be entitled to seek, in addition to its other rights and remedies hereunder or at law, injunctive or all other equitable relief, and such further relief as may be proper from a court of competent jurisdiction.

(14.4) Time of the Essence. Servicer acknowledges that time is of the essence with respect to Servicer's obligations hereunder and that prompt and timely performance of all such obligations, including all requirements in any Transaction Addendum, is strictly required for Investor in light of its schedules and commitments.

(14.5) No Waiver by Conduct. No waiver of any of the terms of this Agreement or any

Transaction Addendum will be valid unless in writing and designated as such. Any forbearance or delay on the part of either party in enforcing any of its rights under this Agreement will not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

(14.6) Nonexclusivity. This Agreement is non-exclusive and each Party may in their sole discretion enter into arrangements with third parties that related to this Agreement.

(14.7) Non-Solicitation. During the period that commences on the date of this Agreement and ends on the first anniversary of the termination of the Term, Investor will not, and will cause each of its Affiliates not to, employ (or attempt to employ or interfere with any employment relationship with) any employee of the Servicer or any of the Servicer’s subsidiaries. The provisions of this Section 14.7 shall not apply to any employee of the Servicer who: (i) initiates discussion regarding employment without any direct or indirect solicitation by Investor or its Affiliate(s); (ii) responds to any public advertisement placed by Investor or any of its Affiliates; or (iii) has been terminated by the Servicer prior to commencement of employment discussions between Investor or its Affiliate and such employee.

(14.8) Severability. If any one or more of the provisions of this Agreement are for any reason held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will be unimpaired and will remain in full force and effect, and the invalid, illegal or unenforceable provision will be replaced by a valid, legal and enforceable provision that comes closest to the intent of the parties underlying the invalid, illegal or unenforceable provision.

(14.9) Survival. Any provision of this Agreement which, by its nature, would survive termination or expiration of this Agreement will survive any such termination or expiration of this Agreement, including Article 4 ("Non-Disclosure"), Article 5 ("Ownership"), Article 7 ("Independent Contractor"), Section 9.5 ("Effect of Termination"), Article 10 ("Representations, Warranties, Covenants and Limitation of Liability"), Article 11 ("Indemnification"), Article 12 ("No Publicity"), Article 14 ("General") and Exhibit B ("Compliance with Gramm-Leach-Bliley and Non-U.S. Data Protection").

(14.10) Governing Law and Choice of Forum. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado, without regard to its choice of laws principles. The parties agree to adjudicate the terms of this Agreement in the State of Colorado.

(14.11) Dispute Resolution. A three-step process is agreed to resolve disputes. The parties will first attempt to resolve the matter through earnest discussion, including providing notice of the dispute and involving appropriate levels of management of both parties. Failing resolution within a reasonable period, the parties will participate in mediation under the rules of the American Arbitration Association. Failing resolution through mediation, any dispute will be settled by binding arbitration as set forth below.

(14.12) Arbitration. The parties unconditionally and irrevocably agree that disputes will be resolved by arbitration (and accordingly they hereby consent to personal jurisdiction over them) in the City and County of Denver, Colorado in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association and, in the event either party seeks injunctive or provisional relief, the Optional Rules for Emergency Measures of Protection. The arbitration will be heard and determined by a single arbitrator. The arbitrator’s decision in any such arbitration will be final and binding upon the parties and may be enforced in any court of competent jurisdiction. The prevailing party will be entitled to recover its attorneys’ fees and arbitration costs from the other party. The parties agree that the resolution process as well as the written or oral statements or offers of settlement made in the course of the dispute resolution process (whether during earnest discussion, mediation or arbitration will (a) be Confidential Information, (b) will not be offered into evidence, disclosed, or used for any purpose in any formal proceeding, and (c) will not constitute an admission or waiver of rights. The parties will promptly return to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

(14.13) Interpretation. The terms and conditions of this Agreement are the result of negotiations between the parties. The parties intend that this Agreement should not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation or drafting of the Agreement.

(14.14) Counterparts; Method of Amendment. This Servicing Agreement, each Transaction Addendum and any amendments thereto may be executed in counterparts and will not be effective or enforceable unless and until it is executed with the handwritten signature of an authorized representative of each of the relevant entities.

IN WITNESS WHEREOF, the parties have caused this Master Servicing Agreement to be executed by their duly authorized representatives, as of the date first set forth above.

STATEBRIDGE COMPANY, LLC

By: /s/
Name: Kevin J. Kanouff
Title: CEO

By: /s/

Name: A. Bayard Closser
Title: President, Treasurer and Trustee

EXHIBIT A

TRANSACTION ADDENDUM

This Transaction Addendum Number 1 is entered into pursuant to and incorporates herein by reference the terms and conditions of the Servicing Agreement, entered into as of June 24, 2015 (the "Agreement"), by and between Vertical Capital Income Fund ("Investor") and Statebridge Company, LLC ("Servicer"). All terms defined in the Agreement, except as otherwise defined herein, shall have the same meanings when used in this Transaction Addendum.

I.	Engagement: Investor hereby engages Servicer to provide the Services described in the Agreement.
II.	Services: All Services described in the Agreement will be rendered by Servicer pursuant to each mortgage loan (“Loan”) secured by a mortgage (“Mortgage”) and note (“Note”) together with all other loan documents (“Loan Documents”) that is delivered to Servicer from Investor or Investor designated source, as set forth below:

       i.          Procedures:

From and after the boarding date, Servicer shall subservice and administer the Loans in accordance with servicing best practices. Until the principal and interest of each Loan and all obligations under each Note and Mortgage are paid in full, unless sooner terminated pursuant to the terms of the Agreement, Servicer shall:

a)	Collect as they become due (i) payments of principal and interest (ii) any sums to be held in escrow for the payment of taxes, assessments and other public charges that are generally impounded, hazard and/or flood insurance premiums, FHA insurance or private mortgage insurance premiums, condominium association dues and fees and other sums required to be collected and disbursed for borrowers (collectively “Escrowed Sums”), if applicable, and (iii) all other payments from or on behalf of the borrowers associated with the Loans serviced under this Agreement.

b)	Accept payments of principal, interest, escrow deposits (if applicable), late charges and other fees only in accordance with the Loan Documents or information provided by Investor. Deficiencies in or excess in payments or deposits shall be accepted and applied in accordance with the Loan Documents or, if not covered in such documents, in accordance with Investor or insurer guidelines or servicing best practices.

c)	Apply all payments of principal, interest escrow deposits (if applicable) and other sums collected by it from the borrower, and maintain permanent mortgage account records capable of producing, at any time in chronological order: the date, amount, distribution, installment due date or other transactions affecting the amounts due from or to the borrower and indicating the latest outstanding balances of principal, escrow, suspense, buydown, loss drafts and advance balances associated with each Loan.

d)	Pending disbursement, segregate and hold in a custodial account or accounts in a financial institution insured by the FDIC (“Custodial Accounts”; each a “Custodial Account”), in such manner as to show the custodial nature thereof, and so that the Investor and each separate borrower whose funds have been contributed to such account or accounts will be individually protected under the rules of the FDIC. Both the financial institution and Servicer’s records shall reflect the respective interest of the Investor and borrowers in all Custodial Accounts as

“Statebridge Company, LLC as agent for Vertical Capital Income Fund and/or payments of various mortgagors”. All funds collected for principal and interest shall be held by and carried in records of the Servicer as “trustee” for the Investor, and shall be established in such a manner as to comply with all applicable rules and regulations of any governmental agency insuring or guaranteeing each Loan. Any benefit or value derived from all Custodial Accounts shall accrue to the benefit of the Servicer. Servicer shall grant Investor (or its designee) read-only type electronic access to all Custodial Accounts.

e)	Maintain escrow deposits received for the payment of Escrowed Sums in a Custodial Account as specified in subparagraph (d) of this section for each borrower (“Borrower Custodial Account”). If any state statute or law requires the payment of interest on escrowed funds, Servicer will pay such interest on each such Borrower Custodial Account, which it maintains or controls. Investor shall reimburse Servicer for said interest within three (3) business days of receipt of an invoice thereof. If applicable, Servicer will determine the amount of escrow deposits to be made by borrowers and will furnish to each borrower, at least once a year, an analysis of the Borrower Custodial Account. Servicer shall grant Investor (or its designee) read-only type electronic access to all Borrower Custodial Accounts.

f)	Maintain accurate records reflecting the status of all items collected and/or disbursed from the Borrower Custodial Account including taxes, ground rents and other recurring charges generally accepted by the mortgage servicing industry, which would become a lien on the security property. For all Loans providing for the payment to and collection by Servicer of any Escrowed Sums, Servicer shall pay such charges before any penalty date provided that it receives such payment information from sources in a timely fashion.

g)	For all Loans which have no provisions for the payment to and collection by Servicer of Escrowed Sums for real estate property taxes, Servicer shall upon notification by its tax service (provided Investor elects to use such), promptly contact Investor regarding the delinquency of any such property taxes. Upon Investor’s instruction and remittance of funds to cover such delinquent amounts, Servicer will pay the delinquent property taxes. Additionally, Servicer shall not be responsible for the payment of ground rents or other charges for any Loan for which it is not obligated to collect Escrowed Sums and will pay such charges only upon Investor’s instructions and remittance of funds for such items. Investor is responsible for notifying Servicer of all delinquent taxes at the time of loan board.

h)	When Escrowed Sums held in a Borrower Custodial Account are insufficient to pay taxes, assessments, mortgage insurance premiums, hazard or flood insurance premiums, or other items due therefrom, Investor shall reimburse Servicer for all outstanding deficiencies, and any other advances made by Servicer to protect the security of Investor.

i)	Servicer shall make every effort to recover any funds that have been advanced by the Investor, on behalf of the borrower for Escrow Sums and/or costs to service any Loan including but not limited to attorney fees, inspection and property preservation fees, utilities and HOA dues in accordance with agency, insurer or guarantor guidelines.

j)	Maintain in full force and effect at all times FHA mortgage insurance or private mortgage insurance, as applicable, in accordance with the type of Loan, and will assume responsibility for the payment of the premium thereon for each Loan to the extent funds are available from each Borrower Custodial Account. Servicer shall remit to Investor self-insurance type mortgage insurance payments not involving a third party insurer. In the event that funds are not available from the applicable Custodial Account, Servicer will notify Investor pursuant to

Section 6.3 of the Servicing Agreement and Investor shall wire funds necessary to cover such insurance costs as stated therein.

k)	Prepare and submit accurate reporting in accordance with insurer/guarantor and all applicable state or federal regulations or as directed by Investor. Such reporting shall include, but is not limited to IRS 1098/1099 forms, IRS annual reporting, annual escrow disclosures, FHA SFDMS reporting, VA Valeri reporting, and in accordance with the Fair Credit Reporting Act, report credit information for each Loan to credit repositories on a monthly basis.

l)	Assure that improvements on the property securing each Loan are insured by a hazard insurance policy and if applicable a flood insurance policy issued by companies acceptable to Investor in an amount at least equal to the unpaid principal balance of the Loan or the full insurable value of the improvements, whichever is less, of a type at least as protective as fire and extended coverage, and containing a “standard” or “union” mortgage clause (without contribution) in the form customarily used in the area in which the property is located. If required by the Flood Disaster Protection Act of 1973, assure that each Loan is insured by a flood insurance policy in an amount not less than the lessor of the unpaid principal balance of the Loan or the maximum amount of insurance that is available. In all events, the provisions of the Loan Documents shall prevail. The mortgagee clause will be reflected as running to the benefit of Investor, its successors and assigns. During the course of subservicing, the mortgagee clause in the insurance policies will read in such form as is requested by Investor.

m)	Administer and disburse hazard and/or flood loss settlements in accordance with agency, insurer/guarantor and/or Investor requirements including, but not limited to holding funds in a restricted Borrower Custodial Account until disbursement and ordering inspections of repairs.

n)	Provide full customer service administration in accordance with agency, insurer/guarantor, state and federal requirements including but not limited to responding to all borrower communications and/or complaints, providing monthly billing statements, issuing payoff statements, performing annual escrow analysis, adjusting ARM loans and researching misapplied funds if applicable within the specified period of times.

ii. Other:

Servicer shall be responsible for further safeguarding Investor’s interest and rights in any real property, mobile home or other property securing any Loan under any Mortgage by:

a)	Inspecting such property per insurer or guarantor guidelines, or at the written direction from the Investor or as Servicer’s best practices specify. Investor shall reimburse Servicer for all inspection and related property preservation advances made by Servicer as set forth in Section 6.3 of the Agreement.

b)	To the extent possible and pursuant to the servicing best practices, secure any mortgage property found to be vacant or abandoned to the extent possible, in accordance with insurer/guarantor and/or state/jurisdiction guidelines. Investor shall reimburse Servicer for all related advances made by Servicer in accordance with Section 6.3 of the Agreement.

c)	Notifying Investor whenever Servicer receives notice or otherwise becomes aware of any notice of liens, bankruptcy, condemnations, probate proceeding, tax sale, partition, local ordinance violation, condemnation, or proceeding in the nature of eminent domain or similar event that would, in Servicer’s judgment, impair Investor’s security.

d)	Advising Investor with respect to requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of Mortgage terms.

e)	Advising Investor of any change or request for change in ownership of such mortgaged property, and subject to applicable insurer/guarantor guidelines and governing laws and regulations, comply with all reasonable instructions from Investor with respect to the acceleration, assumption or modification of the Note. Servicer, at the direction of Investor, will forward all requests for change of ownership. Servicer will, at the direction of Investor, provide the initial paperwork necessary for a Loan assumption. This information will be forwarded to Investor and/or Investor for approval and all necessary disclosures. Investor will prepare the necessary assumption papers and forward to Servicer for processing.

f)	Funds due to Servicer from Investor received after the third business day will be subject to a finance charge of two percent (2%) per annum above the prime rate of interest published in the Wall Street Journal or any successor publication.

iii. Investor Accounting:

Servicer shall:

a)	Make interest rate adjustments on ARM Loans in accordance with applicable rate index, adjustable loan regulations and the Note. Servicer shall execute and deliver all appropriate notices required by applicable adjustable loan regulations and the Note regarding such interest rate adjustments including but not limited to, timely notification to Investor of effective change dates, new interest rate and new principal and interest payment.

b)	Not accept any prepayment of any Loan except as specified by insurer/guarantor, law or as permitted by the terms of the Loan Documents. Not waive, modify, release or consent to postponement on the part of the borrower of any term or provision of the Loan Documents without the written consent of Investor. Notwithstanding the foregoing, Servicer shall not be required to obtain written consent for the waiver of any late charge or the waiver, modification, release or consent postponement of any term or provision which may be waived, modified, released or consented to without the consent of the Investor under the terms of its written instruction or pursuant to servicing best practices.

c)	Upon payment of a Loan in full, prepare and file any required release or satisfaction documents, and continue subservicing the Loan pending final settlement.
d)	Remit to the Investor all principal and interest collected from borrowers less compensation, Loan related costs and advances due Servicer by the fifteenth (15) business day of the following month. All payments are collected on a calendar month cycle, Servicer shall provide Investor detailed reports of payment collections, disbursements, advances and fees charged as compensation as set forth herein by the fifteenth (15) business day of each month for the prior months activity.
iv. Delinquency Control:

Servicer shall:

a)	Maintain a collection system, delinquent mortgage servicing program, and an adequate accounting system, which will immediately identify delinquent Loans and procedures that will provide for sending all required delinquent notices, assessing late charges and returning inadequate payments.

b)	Provide Investor with a month-end collection and delinquency report by the fifteenth (15) business day.

c)	For each Loan furnish on a monthly basis, in accordance with the Fair Credit Reporting Act and its implementing regulations, report accurate and complete information on its borrower credit files to at least one of the credit repositories.

d)	If requested by the Investor, obtain updated FICO scores for any Loan at the Investor’s expense and shall promptly provide such scores to Investor upon request.

e)	Under the sale of such property, on terms as specified by Investor, if payments are deferred and payable under contract or Mortgage, Servicer will service the same until completely liquidated.

v. Books and Records:

Upon Investor’s written request, Servicer shall give Investor or its authorized representative opportunity at any time during its normal business hours to examine Servicer’s books and records as they relate to the Loans, serviced by the Servicer. Any additional requests for Loan audits or confirmations to be performed by Servicer’s audit firm on Loans shall be at Investor’s sole expense. Servicer will keep records in accordance with all regulatory guidelines and satisfactory to Investor pertaining to each Loan. All such records including, but not limited to computer and data files, books, records, images, notes, all analysis or documents received and/or generated as a result of servicing each Loan shall be the property of Investor and upon direction of Investor or termination of this Agreement all such records shall be delivered to Investor or Investor’s designee at Investor’s expense. Notwithstanding the foregoing, however, Servicer at its own expense may copy and retain any such records before delivering it to the Investor.

vi. Insurance:

Servicer will maintain in effect at all times and at its cost, a blanket fidelity bond and an errors and omission policy. If so requested by Investor, Servicer shall cause certificates evidencing the existence of such coverage to be delivered to Investor.

vii. Termination or Transfer of Loans:

Upon termination of this Agreement or at the written direction of Investor, Servicer will account for and turn over to Investor, or Investor’s designee, all funds collected under each Loan, less the compensation and any fees due Servicer. Servicer shall also deliver to Investor or Investor’s designee, all books and records as described in Section II.v (Books & Records) relating to each Loan at the expense of the Investor and will take all steps necessary to transfer the servicing of the Loans, including sending notices to borrowers and foreclosure attorneys.

viii. Notice of Breach:

Servicer notify Investor of any failure or anticipated failure on its part to observe and perform any material covenant or agreement required to be observed and performed by it as Servicer.

ix. Authority:

Servicer is a duly organized and validly existing limited liability company in good standing under the laws of its state of organization and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Servicer are duly authorized so to do. Servicer has all requisite licenses, permits and approvals to perform its obligations hereunder in each jurisdiction in which any mortgaged property is located and from the applicable insurer or guarantor, except where the failure to possess any such license, permit or approval would not materially and adversely affect the (i) servicing of the Loans, or (ii) compliance with regulatory requirements, and/or (iii) the enforceability of the related Note, or Mortgage.

x. Terms:

Servicer and/or Investor may, by written notice to the other, extend, modify and/or waive obligations of performance and/or compliance with any terms or covenants required to be complied with by the other hereunder.

III.	Servicing Fees and Expenses: As compensation in full for Servicer's services, Investor shall pay a Servicing Fee equal to:
Task	Recurrence	Fee
Boarding/De-boarding*	One Time
Electronic		$30
Manual (imaged)		$50
Manual (paper)		$100
ARM/DSI		$80
De-boarding		$60 ($100 w/out cause)
Tax boarding		$2

Servicing	Monthly
Current		$19
30/60		$60
90/FC		$75
Delinquent MI loans		+$3
BK		$60
Contested/Litigated/TRO		$100
POA/ARM/DSI/HELOC	Additional	+$15
Tax Services***		$2 plus pass thru costs
REO oversight		$50
Full REO management	One Time	1% gross sales price / $1,000 min

Loss Mitigation	Each Occurrence
Reperformance plan		$500
Reperformance plan (6 mos pmts)		$1,000
Reinstatement		$200
Reinstatement (after 90+)		$500

Modification		1% of UPB
DIL/CFK		1% of UPB ($1k floor)
Short sale		1% of UPB ($2,200 floor)
Refinance/ PIF		.5%
Brokered loan sale		1.5% of sale price
Short refinance		1.5% of UPB
Charge off recovery / Recovery		40%
BK proof of claim		$275
BK proof of claim (Ch.13)		$375
BK claim and plan review		$400
BK motion for relief filing**		$550
BK motion for relief filing (Ch 13)**		$650
BK transfer of claims		$200
Mediations/ Written discovery		$200
Mediations/Trials (in person)		$400/day + costs
Title		$75
Title curative		$250
NOI		$125
FC liquidation		$150
FC liquidation (timeline beat)		$275
HOA lien search		$15
Assignments		$50
O&E – Date down		$25
Lien release		$30
FHA/VA/USDA/HHF/MI Guarantee/Funding		1%
MI claim		$100
MI supplemental claims		$90
Pool insurance claim		$50

Reporting – Non Standard
Set up	Hourly	$80
Report run	Each occurrence	$50

Special Services	Hourly
Clerical		$40
Managerial		$70
Technical		$100
Legal – In house (inc. trial prep, QWR, MI disputes)		$160

Special	Recurring
Outbound mail		$2
Returned mail		$4
Certified checks		$7
Third party audit		$500/day
Manual invoice pmt		$15
Wire		$35

Minimum Servicing Fee	Monthly	$3,000
Price adjustment	Annual (on Jan 1)	CPI

No charge for reasonable data storage, however, Investor will be responsible for payment to a third party contractor for imaging and uploading loan level collateral and servicing documents. Other fees may apply at market rates, including requested travel reimbursement. Fees shall be kept strictly confidential. Fees are guaranteed for 12 months at which time they are subject to revision.

IV. Authorized Investor Employees.

Servicer will accept direction only from the following Investor employees or officers, or such other Investor personnel, as they designate:

A. Bayard Closser and personnel he may designate; however, if such instruction relates to movement of funds other than in the ordinary course of servicing functions, then instructions shall be required from A. Bayard Closser plus one of James Ash, Secretary of Vertical Capital Income Fund, or Emile Molineaux, Chief Compliance Officer of Vertical Capital Income Fund.

IN WITNESS WHEREOF, the parties have caused this Transaction Addendum to be executed by their duly authorized representatives.

STATEBRIDGE COMPANY, LLC
By: /s/	By:/s/
Name: Kevin J. Kanouff	Name: A. Bayard Closser
Title: CEO	Title: President, Treasurer and Trustee
Date: 6-24-15	Date: June 24, 2015

EXHIBIT B

COMPLIANCE WITH GRAMM-LEACH-BLILEY
AND NON- U.S. DATA PROTECTION

For purposes of compliance with (i) Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act") or any successor federal statute to the Act, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) the European Commission Data Protection Directive (95/46/EC) or Data Protection Act 1998 or any implementing or related legislation of any member state in the European Economic Area (the "Data Protection Laws") and (iii) any other applicable laws concerning personal information, Servicer represents, warrants and covenants that:

•	it will process, use, maintain and disclose personal information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the Agreement;
•	it will not disclose any personal information to any third party (including to the subject of such information) or any Representative who does not have a need to know such personal information;
•	it will implement and maintain an appropriate security program to (a) ensure the security and confidentiality of all information provided to it by Investor, including personal information (collectively, the "information"), (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing and (c) such prevent unauthorized access to, use or disclosure of the information;
•	it will immediately notify Investor in writing if it becomes aware of (a) any disclosure or use of any information by it or any of its Representatives in breach of this Exhibit, (b) any disclosure of any information to it or its Representatives where the purpose of such disclosure is not known, (c) any request for disclosure or inquiry regarding the information from a third party and (d) any change in applicable law that is likely to have a substantial adverse effect on Servicer's ability to comply with this Exhibit;
•	it will cooperate with Investor and the relevant supervisory authority in the event of litigation or a regulatory inquiry concerning the information and shall abide by the reasonable advice of Investor and the relevant supervisory authority with regard to the processing of such information;
•	it will enter into further agreements as may be reasonably requested by Investor to comply with law from time to time;
•	it has no reason to believe that any applicable law will prevent it from fulfilling its obligations under this Exhibit;
•	at Investor's direction at any time, and in any event upon any termination or expiration of the Agreement, it will immediately return to Investor any or all information and will destroy all records of such information;
•	it will cause its Representatives to act in accordance with this Exhibit;
•	upon completion of all services required under any Transaction Addendum, it will return to Investor any or all applicable information which is not necessary for the performance of other services pending under any other Transaction Addendum or destroy all records of such information; and

•	to the extent that the personal information is subject to the Data Protection Laws, data subjects may enforce the provisions of this Exhibit as a third-party beneficiary against it with respect to their personal information but only in cases where Investor has factually disappeared or has ceased to exist in law. Servicer and Investor do not object to the data subjects being represented by an association or other body if they so wish and if permitted by national law.

Investor reserves the right to review Servicer's policies and procedures used to maintain the security and confidentiality of information, including auditing Servicer and its Representatives concerning such policies and procedures, provided that Servicer receives prior written notice requesting such review. The provisions of this Exhibit supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement or any Transaction Addendum. Any exclusion from the definition of Confidential Information contained in the Agreement will not apply to personal information.

"Personal information" means: (i) personally identifiable information about or relating to any former, current or prospective clients (or representatives of clients), employee of Investor or any other party with respect to whom Investor maintains information, in each case, which the Servicer receives or otherwise has access to (the "Covered Parties"); and (ii) any list, description, or other grouping of information of Covered Parties (and publicly available information pertaining to them) that is derived using any personally identifiable information. "Investor" means Investor (as defined in the applicable Servicing Agreement) or its Affiliates, as the context requires.

EXHIBIT C

Insurance Coverage

Type of Insurance
Errors and Omissions Insurance (including Technical Errors and Omissions Insurance as appropriate)
Workers' Compensation
Broad Form Commercial General Liability Insurance (including Products /Completed Operations, Contractual, and Broad Form Property Damage coverage)
Employers' Liability Insurance